                                                                  EXECUTION COPY






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                          AGREEMENT AND PLAN OF MERGER

                  DATED AS OF THE 30TH DAY OF SEPTEMBER, 1996

                                  BY AND AMONG

                           CULLEN/FROST BANKERS, INC.

                            R.E. HOLDING CORPORATION

                                      AND

                        CORPUS CHRISTI BANCSHARES, INC.









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
                               TABLE OF CONTENTS


                                                                                                                       Page

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                 ARTICLE I.  THE MERGERS

SECTION 1.1.  Structure of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
SECTION 1.2.  Effect on Outstanding Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
SECTION 1.3.  Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
SECTION 1.4.  Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
SECTION 1.5.  Alternative Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
SECTION 1.6.  Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                         ARTICLE II.  CONDUCT PENDING THE MERGER

SECTION 2.1.  Conduct of the Company's Business Prior to the Effective Time   . . . . . . . . . . . . . . . . . . . .   6
SECTION 2.2.  Forbearance by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
SECTION 2.3.  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                                       ARTICLE III.  REPRESENTATIONS AND WARRANTIES

SECTION 3.1.  Representations and Warranties of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
SECTION 3.2.  Representations and Warranties of the Acquiror and Merger Sub . . . . . . . . . . . . . . . . . . . . .  29

                                                  ARTICLE IV.  COVENANTS

SECTION 4.1.  Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
SECTION 4.2.  Certain Policies of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
SECTION 4.3.  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
SECTION 4.4.  Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 4.5.  Ancillary Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 4.6.  Certain Filings, Consents and Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 4.7.  Indemnification; Directors' and Officers' Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 4.8.  Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 4.9.  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 4.10.  Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 4.11.  Shareholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
SECTION 4.12.  Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
SECTION 4.13.  No Acquisitions of Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                     ARTICLE V.  CONDITIONS TO CONSUMMATION

SECTION 5.1.  Conditions to All Parties' Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 5.2.  Conditions to the Obligations of the Acquiror and Merger Sub  . . . . . . . . . . . . . . . . . . . . .  40
SECTION 5.3.  Conditions to the Obligation of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                 ARTICLE VI.  TERMINATION

SECTION 6.1.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 6.2.  Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 6.3.  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                     ARTICLE VII.  EFFECTIVE DATE AND EFFECTIVE TIME

SECTION 7.1.  Effective Date and Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                               ARTICLE VIII.  OTHER MATTERS

SECTION 8.1.  Certain Definitions; Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
SECTION 8.2.  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
SECTION 8.3.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
SECTION 8.4.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
SECTION 8.5.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
SECTION 8.6.  WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
SECTION 8.7.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
SECTION 8.8.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
SECTION 8.9.  Entire Agreement; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 8.10. Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50


                                                     LIST OF ANNEXES


Annex 1       -      Company Rights (Recital D)
Annex 2       -      Amendment to Rights Plan (Section 3.1(ll))
Annex 3       -      Form of Opinion of Jones, Day, Reavis & Pogue
                             (Section 5.2(c))





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

                            INDEX OF DEFINED TERMS
Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Acquiror Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Acquiror Subsidiary Holding Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Acquiror's Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Acquisition Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Alternative Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
beneficial ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
BHC Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
BIF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Company Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Company Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Company Subsidiary Holding Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Continued Employee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Covered Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Dissenters' Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Dissenting Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Environmental Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
ERISA Affiliate Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
FDIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Federal Reserve Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Government Regulators . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Hazardous Material  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Loan Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
material  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Maximum Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
National Bancshares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
OREO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Participation Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Preliminary Purchase Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Purchase Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Qualified Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Regulatory Agencies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Securities Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SRO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
State Corporation Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
State Regulator . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

              AGREEMENT AND PLAN OF MERGER, dated as of the 30th day of September, 1996 (this "Plan"), by and among CULLEN/FROST BANKERS, INC. (the "Acquiror"), R.E. HOLDING CORPORATION ("Merger Sub"), and CORPUS CHRISTI BANCSHARES, INC. (the "Company").

                                   RECITALS:

              A. The Acquiror. The Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, with its principal executive offices located in San Antonio, Texas. The Acquiror is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

              B. Merger Sub. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, with its principal executive offices located in San Antonio, Texas. All the outstanding shares of the capital stock of Merger Sub are owned directly by the Acquiror. By its execution of this Plan, Acquiror, in its capacity as sole shareholder of Merger Sub, approves this Plan.

              C. The Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, with its principal executive offices located in Corpus Christi, Texas. As of the date hereof, the Company has 4,000,000 authorized shares of common stock, par value $5.00 per share ("Company Common Stock"), of which no more than 1,600,200 shares were outstanding as of the date hereof (including 200 shares to be issued upon the completion of the exercise of certain options), and has no other class of capital stock authorized. The Company is a bank holding company duly registered with the Federal Reserve Board under the BHC Act.

              D. Rights, Etc. The Company does not have any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"), except pursuant to the Rights Agreement, dated as of October 18, 1995 (the "Rights Agreement"), between the Company and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent, and as set forth on Annex 1 (which includes details on the terms and conditions of any such Rights, including the grantee, vesting periods and exercise prices of any options).

              E. Board Approvals. The respective Boards of Directors of the Acquiror, Merger Sub and the Company have duly approved this Plan and have duly authorized its execution and delivery.

              In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                            ARTICLE I.  THE MERGERS

              SECTION 1.1. Structure of the Merger. On the Effective Date (as defined in Section 7.1), Merger Sub will merge (the "Merger") with and into the Company, with the Company being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in the Texas Business Corporation Act (the "State Corporation Law"). The separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to be governed by the State Corporation Law and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time (as defined in Section 7.1), the articles of incorporation and by-laws of the Surviving Corporation shall be the articles of incorporation and by-laws of the Company immediately prior to the Effective Time.

              SECTION 1.2. Effect on Outstanding Shares. (a) At the Effective Time, automatically and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding at the Effective Time (other than shares held by holders (each, a "Dissenting Shareholder") who perfect their rights to dissent under applicable state law (the "Dissenters' Shares")), shall be converted into the right to receive $18.84 in cash (one cent (1c.) of which is attributable to the redemption price of the associated right under the Rights Agreement) without interest (the "Merger Consideration"). At the Effective Time, each share of Company Common Stock held as treasury stock of the Company shall be cancelled and retired and shall cease to exist and no exchange or payment shall be made with respect thereto. Upon the payment by the Surviving Corporation of the "fair value" of any Dissenters' Shares in accordance with the State Corporation Law, such Dissenters' Shares shall be cancelled and retired and shall cease to exist, and no exchange or further payment shall be made with respect thereto.

              (b) At the Effective Time, the shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into shares of common stock of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

              SECTION 1.3. Exchange Procedures. (a) At and after the Effective Time, each certificate theretofore representing shares of Company Common Stock (each, a "Certificate") shall represent only the right to receive the Merger Consideration in cash without interest.

              (b) As of the Effective Time, the Acquiror shall deposit, or shall cause to be deposited, with such bank or trust company as the Acquiror shall elect (which may be a subsidiary of the Acquiror) (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 1.3, the Merger Consideration to be paid pursuant to Section 1.2 and deposited pursuant to this Section 1.3 in exchange for outstanding shares of Company Common Stock.

              (c) As soon as practicable after the Effective Time, the Acquiror shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other customary provisions as the Acquiror may determine; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of the Acquiror and the Exchange Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

              (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Acquiror or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Plan in accordance with the procedures set forth in this Section 1.3.

              (e) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be repaid by the Exchange Agent to the Acquiror. Any shareholder of the Company who has not theretofore complied with this Section 1.3 shall thereafter be entitled to look only to the Acquiror for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock held by such shareholder without any interest thereon. If outstanding certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Acquiror (and to the extent not in its possession shall be paid over to the Acquiror), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of the Acquiror, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a check for the Merger Consideration deliverable in exchange therefor.

              SECTION 1.4. Dissenters' Rights. Any Dissenting Shareholder who shall be entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in

Article 5.12 of the State Corporation Law, shall not be entitled to the Merger Consideration in respect thereof unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the State Corporation Law, and shall be entitled to receive only the payment provided for by Article 5.12 of the State Corporation Law with respect to such Dissenters' Shares. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to Section 1.2.

              SECTION 1.5. Alternative Structure. Notwithstanding anything in this Plan to the contrary, the Acquiror may specify that, before or after the Merger, the Company, the Acquiror, the Company Bank, the Acquiror Bank and any other subsidiaries of the Acquiror and the Company shall enter into transactions other than those described in Article I hereof in order to effect the purposes of this Plan, and the Company and the Acquiror shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such specification shall materially and adversely affect the timing of the consummation of the transactions contemplated herein or the tax effect or economic benefits of the Merger to the holders of Company Common Stock.

              SECTION 1.6. Options. At the Effective Time, each option granted by the Company to directors, officers and employees of the Company and its subsidiaries to purchase shares of Company Common Stock which is outstanding and exercisable immediately prior to the Effective Time and has not been exercised at the Effective Time shall be terminated and each grantee thereof shall be entitled to receive, in lieu of each share of Company Common Stock that would otherwise have been issuable upon the exercise thereof and without payment of any exercise price therefor, an amount in cash computed by multiplying (i) the difference between (x) the per share amount of the Merger Consideration (i.e., $18.84) and (y) the per share exercise price applicable to such option by (ii) the number of such shares of Company Common Stock subject to such option. The Company agrees to take or cause to be taken all action necessary under such options to provide for such termination, including obtaining any necessary consents from grantees. As soon as practicable after the Effective Time, the

Surviving Corporation will make the payments required to be made to grantees of options under this Section 1.6.


              ARTICLE II.  CONDUCT PENDING THE MERGER

              SECTION 2.1. Conduct of the Company's Business Prior to the Effective Time. Except as expressly provided in this Plan, during the period from the date of this Plan to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, the Acquiror, Merger Sub or any subsidiary thereof to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Plan and (iv) take no action that is reasonably likely to have a Material Adverse Effect (as defined in Section 8.1 hereof) on the Company.

              SECTION 2.2. Forbearance by the Company. During the period from the date of this Plan to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries, without the prior written consent of the Acquiror, to:

              (a) other than in the ordinary course of business consistent with past practice, make any loan or advance or incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

              (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right or option to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock, except for regular quarterly cash dividends both (i) at a rate per share of Company Common Stock not in excess of $0.075 per share and (ii) having record dates and payment dates consistent with past practice as described in the letter referred to in the introduction to Section 3.1 provided, however, that the Company may not declare any regular quarterly cash dividends in any quarter if with respect to such quarter the amount of the dividend exceeds the amount of net income for such quarter; or issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof as set forth on Annex 1 and on the terms in effect on the date hereof;

              (c) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force as of the date of this Plan;

              (d) make any capital expenditures, other than capital expenditures made in the ordinary course of business consistent with past practice in amounts not exceeding $25,000, individually or in the aggregate;

              (e) increase in any manner the compensation or fringe benefits of any of its employees or directors, or create or institute, or make any payments pursuant to, any severance plan or package, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Plan (as defined in Section 3.1(p)), with or for the benefit of any employee, other than general increases in compensation in the ordinary course of business consistent with past practice not in excess of 6% in any 12-month period or any amendment required by applicable law (provided that any such amendment shall provide the least increase to cost permitted under such applicable law), or voluntarily accelerate the vesting of any stock options or other compensation or benefit;

              (f) (i) other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $100,000 or in securities transactions as provided in (f)(ii) below, make any investment either by contributions to capital, property transfers, or purchase of any property or assets of any person, provided that the Company shall make no acquisition of business operations without the Acquiror's prior consent; or

              (ii) other than purchases of direct obligations of the United States of America with a remaining maturity at the time of purchase of two years or less, purchase or acquire securities of any type; provided, however, that, in the case of investment securities, the Company may purchase (or permit a Company Subsidiary to purchase) investment securities if, within one business day after the Company requests in writing (which notice shall describe in detail the investment securities to be purchased and the price thereof) that the Acquiror consent to the making of any such purchase, the Acquiror has approved such request in writing or has not responded in writing to such request;

              (g) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000;

              (h) settle any claim, action or proceeding involving any liability of the Company or any of its subsidiaries for money damages in excess of $25,000 or material restrictions upon the operations of the Company or any of its subsidiaries;

              (i) except in the ordinary course of business and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim; provided, however, that the Company may take (or permit a Company Subsidiary to take) any such action if, within two business days after the Company requests in writing (which request shall include information and analyses sufficient for Acquiror to assess the proposed action) that the Acquiror consent to the taking of such action, the Acquiror has approved such request in writing or has not responded in writing to such request;

              (j) make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) unsecured loans, advances or commitments in amounts less than $100,000 made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures, (ii) secured loans, advances or commitments in an amount less than $200,000 and (iii) loans or advances as to which the Company has a legally binding obligation to make such loan or advance as of the date hereof and a description of which has been provided by the Company in writing to the Acquiror prior to the execution of this Plan; provided, however, that the Company may take (or permit a Company Subsidiary to take) any such action if, within 24 hours after receiving a request from a person to take any such action that the Company intends to act upon, the Company notifies the Acquiror in writing of such request and within 24 hours after the Company requests in writing (which request shall include information and analyses sufficient for Acquiror to assess the proposed action) that the Acquiror consent to the taking of such action, the Acquiror has approved such request in writing or has not responded in writing to such request;

              (k) except as contemplated by Section 4.2, change its method of accounting as in effect at December 31, 1995, except as required by changes in generally accepted accounting principles as concurred in by the Company's independent auditors;

              (l) enter into any new activities or lines of business, or cease to conduct any activities or lines of business that it conducts on the date hereof, or conduct any business activity not consistent with past practice;

              (m)    amend its articles of incorporation or its by-laws; or

              (n) agree to, or make any commitment to, take any of the actions prohibited by this Section 2.2.

              SECTION 2.3. Cooperation. The Company shall, and the Company shall cause the Company Subsidiary Holding Company and the Company Bank to, cooperate with Acquiror and Merger Sub in completing the transactions contemplated hereby and shall not take, cause to be taken or agree or make any commitment to take any action: (i) that would cause any of the representations or warranties of it that are set forth in Article III hereof not to be true and correct, or (ii) that is inconsistent with or prohibited by Section 2.1 or
Section 2.2.

                  ARTICLE III.  REPRESENTATIONS AND WARRANTIES

              SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to the Acquiror and Merger Sub, that, except as specifically disclosed in a letter of the Company delivered to the Acquiror prior to the date hereof (and making specific reference to the Section of this Plan for which an exception is taken):

              (a) Recitals True. The facts set forth in the Recitals of this Plan with respect to the Company are true and correct.

              (b) Capital Stock. All outstanding shares of capital stock of the Company, the Company Subsidiary Holding Company and the Company Bank have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any preemptive rights.

              (c) Due Organization. C.S.B.C.C., Inc. (the "Company Subsidiary Holding Company") is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Citizens State Bank (the "Company Bank") is a state chartered bank duly organized, validly existing and in good standing under the laws of the State of Texas. The Company Subsidiary Holding Company is a bank holding company duly registered with the Federal Reserve Board under the BHC Act. The Company Bank is a member of the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC") and all of its deposits are subject to assessment by the BIF.

              (d) Authority. Each of the Company and its subsidiaries has the corporate power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, in the aggregate, would not have a Material Adverse Effect on the Company) where such qualification is required, to carry on its business as it is now being conducted and to own all its properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

              (e) Subsidiaries; Significant Investments. The only subsidiaries of the Company are the Company Subsidiary Holding Company and the Company Bank. All of the shares of capital stock of the Company Subsidiary Holding Company are owned directly and of record by the Company and all of the shares of capital stock of the Company Bank are owned directly and of record by the Company Subsidiary Holding Company, in each such case free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to any such capital stock. None of the Company or any of such subsidiaries owns any equity securities, any security convertible or exchangeable into an equity security or any rights to acquire any equity security, except for shares of the Company Subsidiary Holding Company held by the Company, shares of the Company Bank held by the Company Subsidiary Holding Company, shares of capital stock of the Federal Home Loan Bank of Dallas and shares of Texas Independent Bank.

              (f) Shareholder Approvals. (i) Subject to the receipt of required shareholder approval of this Plan, this Plan and the transactions contemplated herein have been duly authorized by all necessary corporate action of the Company. In addition, the Company has received the written opinions of FinSer Corporation and Alex Sheshunoff & Co. Investment Banking to the effect that the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view and has provided true and complete copies of such opinions to the Acquiror. Subject to receipt of
       (A) such shareholder approval and (B) the required approvals, consents or waivers of governmental authorities referred to in Section 5.1(b), this Plan is a valid and binding agreement of the Company enforceable against it in accordance with its terms, subject as to enforcement to applicable bankruptcy, insolvency, receivership, conservatorship, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                     (ii) The affirmative vote of two thirds of the outstanding shares of Company Common Stock entitled to vote on this Plan is the only shareholder vote required for approval of the Plan and consummation of the Merger and the other transactions contemplated hereby.

              (g) No Violations. The execution, delivery and performance of this Plan by the Company do not, and the consummation of the transactions contemplated hereby or thereby by the Company, the Company Subsidiary Holding Company and the Company Bank will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company or any of its subsidiaries (or any of their respective properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws or similar organizational documents of the Company or any subsidiary of the Company or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any subsidiary of the Company under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any subsidiary of the Company is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b), (ii) the approval of the shareholders of the Company referred to in Section 3.1(f) and (iii) such approvals, consents or waivers as are required under federal securities laws in connection with the transactions contemplated by this Plan.

              (h) Reports. (i) As of their respective dates, neither the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, nor any other document filed by the Company subsequent to December 31, 1995 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") (collectively, the

       "Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets contained or incorporated by reference in the Reports (including in each case any related notes and schedules) fairly presented in all material respects the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of income, consolidated statements of shareholders' equity and consolidated statement of cash flows contained or incorporated by reference in the Reports (including in each case any related notes and schedules) fairly presented in all material respects the results of operations, shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                     (ii) The Company and each of its subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file since December 31, 1993 with (i) the SEC,
       (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the BIF, (v) any state banking commission or other regulatory authority (each, a "State Regulator") (such entities collectively, the "Regulatory Agencies"), and
       (vi) the National Association of Securities Dealers, Inc. and any other self-regulatory organization (an "SRO"), and all other material reports and statements required to be filed by them since December 31, 1993, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve Board, the FDIC, the BIF, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith.

              (i) Absence of Undisclosed Liabilities and Certain Changes or Events. Since December 31, 1995, the Company and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with past practice. Since June 30, 1996, there has not been any change in the condition (financial or other), properties, business, results of operations or prospects of the Company or its subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company (other than changes (i) in banking laws or regulations, or interpretations thereof, that affect the banking industry generally,
       (ii) in the general level of interest rates, (iii) in GAAP, or (iv) which would reasonably be expected to occur as a consequence of the Merger, including, without limitation, the consequences of employee resignations, employee relations difficulties and deposit run-offs).

              (j) Guarantees; Suretyships; Contingent Liabilities. The letter referred to in the introduction to Section 3.1 lists and briefly describes all guarantees, matters of suretyship and similar contingent liabilities, other than loan commitments, of the Company and its subsidiaries.

              (k) Taxes. All federal, state, local, and foreign tax returns required to be filed by or on behalf of the Company or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns have been paid in full or adequate provision has been made for any such taxes on the Company's balance sheet (in accordance with generally accepted accounting principles). There is no audit examination, deficiency, or refund litigation with respect to any taxes of the Company or any of its subsidiaries. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on the Company's balance sheet (in accordance with generally accepted accounting principles). Neither the Company nor any of its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. For purposes of this paragraph (k), "taxes" includes all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Company of any of its subsidiaries, together with any interest additions or penalties with respect thereto and any interest in respect of such additions or penalties.

              (l) Absence of Claims. As of the date hereof and except as disclosed in the letter referred to in the introduction to Section 3.1, there is no pending litigation, controversy, claim, action or proceeding against the Company or any of its subsidiaries before any court or governmental agency, and, to the best of the Company's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated. As of the Effective Time and except as disclosed in the letter referred to in the introduction to Section 3.1, there is no pending litigation, controversy, claim, action or proceeding against the Company or any of its subsidiaries before any court or governmental agency, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or to hinder or delay consummation of the transactions contemplated hereby and, to the best of the Company's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

              (m) Absence of Regulatory Actions. Neither the Company nor any of its subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depositary institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators") nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

              (n) Agreements. (i) Except for this Plan and arrangements made in the ordinary course of business, the Company and its subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Reports. Except as disclosed in the Reports filed prior to the date of this Plan, neither the Company nor any of its subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 30 days' or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement with an individual, or $50,000 per annum, in the case of any other such agreement, (B) agreement with any executive officer or other key employee of the Company or any of its subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its subsidiaries of the nature contemplated by this Plan and which provides for the payment of in excess of $50,000, (C) agreement with respect to any executive officer of the Company or any of its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $50,000 per annum, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan or (E) agreement containing covenants that limit the ability of the Company or any of its subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

                     (ii) Neither the Company nor any of its subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

              (o) Labor Matters. Neither the Company or any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its subsidiaries pending or threatened.

              (p) Employee Benefit Plans. The letter referred to in the introduction to Section 3.1 contains a complete and correct list as of the date hereof of the names and current annual salary, bonus, commission and perquisite arrangements, written or unwritten, for each director, officer and employee of the Company and each of its subsidiaries. The letter referred to in the introduction to Section 3.1 also contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto in respect to any present or former directors, officers, or other employees of the Company or any of its subsidiaries (hereinafter referred to collectively as the "Employee Plans"). (i) All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither the Company nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which could subject the Company or any subsidiary to a material tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA; and all contributions required to be made under the terms of any Employee Plan have been timely made or have been reflected on the Company's balance sheet; (ii) no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been or is expected by the Company or any of its subsidiaries to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA (a "Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by the Company or any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001 of ERISA or
       Section 414 of the Code (an "ERISA Affiliate Plan"); and no proceedings have been instituted to terminate any Pension Plan or ERISA Affiliate Plan and no condition exists that presents a material risk of the institution of such proceedings; (iii) no Pension Plan or ERISA Affiliate Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan and ERISA Affiliate Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan or ERISA Affiliate Plan as of the end of the most recent plan year with respect to the respective Pension Plan or ERISA Affiliate Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan or ERISA Affiliate Plan prior to the date hereof, and there has been no material change in the financial condition of any such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan or ERISA Affiliate Plan within the 12-month period ending on the date hereof; (iv) neither the Company nor any subsidiary of the Company has provided or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code; (v) neither the Company, its subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980; (vi) each Employee Plan of the Company or any of its subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) has requested within the applicable remedial amendment period or has received a favorable determination letter from the Internal Revenue Service deeming such plan (a "Qualified Plan") to be qualified under Section 401(a) of the Code; and neither the Company nor its subsidi-aries are aware of any circumstances likely to result in revocation of any such favorable determination letter; (vii) each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder; all Employee Plans covering foreign participants comply in all material respects with applicable local law, and there are no material unfunded liabilities with respect to any Employee Plan which covers foreign employees; (viii) there is no pending or, to the Company's knowledge, threatened litigation, administrative action or proceeding relating to any Employee Plan; (ix) there has been no announcement or commitment by the Company or any subsidiary of the Company to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not increase the cost of such Employee Plan; and the Company and its subsidiaries do not have any obligations for retiree health and life benefits under any Employee Plan except as set forth in the letter referred to in the introduction to
       Section 3.1, and there are no such Employee Plans that cannot be amended or terminated without incurring any liability thereunder; (x) with respect to the Company or any of its subsidiaries, except as specifically identified in the letter referred to in the introduction to
       Section 3.1, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by the Company or any subsidiary of the Company to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Employee Plan, increase or secure (by way of a trust or other vehicle) any benefits payable under any Employee Plan, or accelerate the time of payment or vesting of any such benefit, and (xi) with respect to each Employee Plan, the Company has supplied to the Acquiror a true and correct copy, if applicable, of (A) the two most recent annual reports on the applicable form of the Form 5500 series filed with the Internal Revenue Service (the "IRS"), (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan,
       (F) the most recent
       determination letter issued by the IRS if such Employee Plan is a Qualified Plan and (G) the most recent financial statements and auditor's report.

              (q) Real Property. (i) The letter referred to in the introduction to Section 3.1 contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by the Company or any of its subsidiaries and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased in whole or in part by the Company or any of its subsidiaries, together with a list of all applicable leases, the name of the lessor and any requirement of consent of the lessor to the transactions contemplated herein. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company or any of its subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent with the current use of such property by the Company or any of its subsidiaries.

              (ii) Each of the leases referred to in such letter is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or any of its subsidiaries or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company the foregoing representation is based on the best knowledge of the Company.

              (r) Title. The Company and each of its subsidiaries has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted).

              (s) Knowledge as to Conditions. As of the date hereof, the Company knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

              (t) Compliance with Laws. Since December 31, 1993, the Company and each of its subsidiaries have complied in all material respects with all applicable laws. The Company and each of its subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of the Company, no suspension or cancellation of any of them is threatened.

              (u) Fees. Other than in respect of financial advisory services performed for the Company by FinSer Corporation and Alex Sheshunoff & Company Investment Banking, in amounts and pursuant to agreements previously disclosed to the Acquiror, neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any subsidiary of the Company, in connection with the Plan or the transactions contemplated hereby.

              (v) Environmental Matters. (i) With respect to the Company and each of its subsidiaries:

                     (A) Each of the Company and its subsidiaries, the Participation Facilities, and the Loan Properties (each as defined below) are, and have been, in substantial compliance with all Environmental Laws (as defined below);

                     (B) Except as disclosed in the letter referred to in the introduction to Section 3.1, there is no suit, claim, action, demand, executive or administrative order, directive or proceeding pending or, to the best of the Company's knowledge, threatened, before any court, governmental agency or board or other forum against it or any of its subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on a site owned, leased or operated by it or any of its subsidiaries or any Participation Facility;

                     (C) There is no suit, claim, action, demand, executive or administrative order, directive or proceeding pending or, to the best of the Company's knowledge, threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or the Company or any of its subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material or oil whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                     (D) To the best of the Company's knowledge, there is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.1(s)(i)(B) or (C);

                     (E) To the best of the Company's knowledge, and except as disclosed in the letter referred to in the introduction to
              Section 3.1, the properties currently or formerly owned or operated by the Company or any of its subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material (as defined below) other than as permitted under applicable Environmental Law (provided, however, that with respect to properties formerly owned or operated by the Company or any of its subsidiaries, such representation is limited to the period the Company or any such subsidiary owned or operated such properties);

                     (F) To the best of the Company's knowledge, none of it or any of its subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                     (G) Except as disclosed in the letter referred to in the introduction to Section 3.1, there are no underground storage tanks on, in or under any properties or Participation Facility and no underground storage tanks have been closed or removed from any properties or Participation Facility which are or have been in the ownership of it or any of its subsidiaries;

                     (H) During the period of (l) its or any of its subsidiaries' ownership or operation of any of their respective current properties, (m) its or any of its subsidiaries' participation in the management of any Participation Facility, or
              (n) its or any of its subsidiaries' holding of a security interest in a Loan Property, there has been no contamination by or release of Hazardous Material or oil in, on, under or affecting such properties, except in compliance with, and as would not result in liability under, any applicable Environmental Law. To the best of the Company's knowledge, prior to the period of (x) its or any of its subsidiaries' ownership or operation of any of their respective current properties, (y) its or any of its subsidiaries' participation in the management of any Participation Facility, or (z) its or any of its subsidiaries' holding of a security interest in a Loan Property, there was no contamination by or release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except in compliance with, and as would not result in liability under, any applicable Environmental Law; and

                     (I) Except as disclosed in the letter referred to in the introduction to Section 3.1, none of it or its subsidiaries participates in the management of a Loan Property or Participation Facility to an extent that it would be deemed an "owner or operator" as defined in 42 U.S.C. Section 9601 or any similar Environmental Law.

                  (ii)  The following definitions apply for purposes of this
       Section 3.1(s): (w) "Loan Property" means any property in which the applicable party (or a subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Participation Facility" means any facility in which the applicable party (or a subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary or agency capacity) and, where required by the context, includes the owner or operator of such property; (y) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, (A) relating to the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (z) "Hazardous Material" means any substance in any concentration which is or could be detrimental to human health or safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

              (w) Allowance. The allowance for possible loan losses shown on the Company's unaudited balance sheet as of June 30, 1996 was, and the allowance for possible loan losses shown on the balance sheets in its Reports for periods ending after the date of this Plan will be, adequate, as of the date thereof, under generally accepted accounting principles applicable to banks and bank holding companies. The Company has disclosed to the Acquiror in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Company and its subsidiaries that have been classified as "Other Assets Specially Mentioned", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets" or words of similar import. The Other Real Estate Owned ("OREO") included in any non-performing assets of the Company or any of its subsidiaries is carried net of reserves at the lower of cost or market value based on independent appraisals consistent with applicable regulatory requirements.

              (x)     Antitakeover Provisions Inapplicable.  The provisions of
       Article 6 of the Company's articles of incorporation requiring an 80% shareholder vote do not and will not apply to this Plan or the Merger or any amendment or revision thereto or the transactions contemplated hereby or thereby. The Company has taken all actions required to exempt the Plan and the Merger and any amendment or revision thereto and the transactions contemplated hereby or thereby from any applicable state antitakeover laws.

              (y) Material Interests of Certain Persons. Except as disclosed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, no officer or director of the Company, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its subsidiaries.

              (z) Insurance. The Company and its subsidiaries are presently insured, and since December 31, 1993, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company and its subsidiaries are in full force and effect, the Company and its subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. Since December 31, 1993, no claim by the Company or any of its subsidiaries on or in respect of an insurance policy or bond has been declined or refused by the relevant insurer or insurers. In the best judgment of the Company's management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date hereof. Between the date hereof and the Effective Time, the Company and its subsidiaries will maintain the levels of insurance coverage in effect on the date hereof and will submit all potential claims existing prior to the Effective Time to its insurance carrier on or before the Effective Time. The letter referred to in the introduction to Section 3.1 lists all insurance policies maintained by or for the benefit of the Company, of its subsidiaries or its directors, officers, employees or agents, specifying the (i) type of policy, (ii) policy limits and (iii) self insurance amounts.

              (aa) Investment Securities. Except for pledges to secure public and trust deposits and reverse repurchase agreements entered into in arm's-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Company included in the Company's Report on Form 10-QSB for the quarter ended June 30, 1996, and none of the material investments made by it or any of its subsidiaries since December 31, 1995, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

              (bb) Derivatives. Neither the Company nor any of its subsidiaries is currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

              (cc) Registration Obligations. Neither the Company nor any of its subsidiaries is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act of 1933, as amended.

              (dd) Books and Records. The books and records of the Company and its subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

              (ee) Corporate Documents. The Company has delivered to the Acquiror true and complete copies of (i) its amended articles of incorporation and amended by-laws and (ii) the charter and by-laws of the Company Subsidiary Holding Company and the Company Bank.

              (ff) Company Action. The Board of Directors of the Company has adopted resolutions recommending that this Plan be approved by the shareholders of the Company and directing that this Plan be submitted for consideration by the Company's shareholders at the Company Meeting.

              (gg) Indemnification. Neither the Company nor any Company Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, individual agents or other individuals who serve or served in any other capacity with any other enterprise at the request of the Company or a subsidiary of the Company (a "Covered Person"), and to the best knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under Section 4.7 if such provisions were deemed to be in effect.

              (hh) Loans. Each loan, other than loans secured by an owner-occupied one-to-four family residential property and other loans the aggregate amount of which does not exceed $500,000, reflected as an asset on the Company's balance sheet as of December 31, 1995 and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and (iii) to the knowledge of the Company and Company Bank, will not be subject to any defenses which may be asserted against Company Bank. All loans and extensions of credit that have been made by Company Bank and that are subject to Sections 22(h), 23A and 23B of the Federal Reserve Act comply therewith.

              (ii) Fair Lending; Community Reinvestment Act. As of the date hereof, with the exception of routine investigation of consumer complaints, neither the Company nor any of its subsidiaries has been advised that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. The Company Bank received a CRA rating of "outstanding" in its most recent CRA examination.

              (jj) No Omission of Material Fact. No representation or warranty by the Company in this Plan or under any documents, instruments, certificates or schedules delivered or to be delivered pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading. None of the information regarding the Company or any of its subsidiaries or the transactions contemplated hereby supplied or to be supplied by the Company or any of its subsidiaries for inclusion in any documents or filings to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any untrue statement of material fact, or omit to state a material fact necessary to make the statements or facts contained therein not misleading.

              (kk) Rights Agreement. (i) The Company has duly adopted an amendment to the Rights Agreement in the form of Annex 2, as a result of which neither the Acquiror nor Merger Sub nor any affiliate or associate will become an "Acquiring Person" and no "Distribution Date" (as such terms are defined in the Rights

       Agreement) will occur, and the rights issued under the Rights Agreement will not become separable, distributable, unredeemable or exercisable as a result of the approval, execution or delivery of this Plan or the consummation of the transactions contemplated hereby or at any time thereafter.

              (ii) The board of directors of the Company has irrevocably redeemed all of the rights issued and outstanding under the Rights Agreement for 1c. per right, such redemption to be effective immediately prior to the Effective Time, and such redemption price shall be payable as part of the Merger Consideration as set forth in Article I.

              SECTION 3.2. Representations and Warranties of the Acquiror and Merger Sub. The Acquiror represents and warrants to the Company that:

              (a) Recitals True. The facts set forth in the Recitals of this Plan with respect to the Acquiror and Merger Sub are true and correct.

              (b) Corporate Organization and Qualification. The Acquiror Subsidiary Holding Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Acquiror Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of the Acquiror, Merger Sub, the Acquiror Subsidiary Holding Company and the Acquiror Bank is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it, requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on the Acquiror. Each of the Acquiror, Merger Sub, the Acquiror Subsidiary Holding Company and the Acquiror Bank has the requisite corporate and other power and authority (including all federal, state, local and foreign government authorizations) to carry on its respective businesses as they are now being conducted and to own or lease their respective properties and assets. The Acquiror owns all of the shares of capital stock of Merger Sub.

              (c) Corporate Authority. Each of the Acquiror and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Acquiror and Merger Sub enforceable against the Acquiror and Merger Sub in accordance with its terms. This Plan and the transactions contemplated hereby do not require the approval of the Acquiror's shareholders.

              (d) No Violations. The execution, delivery and performance of this Agreement by the Acquiror and Merger Sub do not, and the consummation of the transactions contemplated hereby by the Acquiror and Merger Sub will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Acquiror or Merger Sub or to which the Acquiror or Merger Sub (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on the Acquiror, or enable any person to enjoin the Merger, the Second Merger, the Subsidiary Holding Company Merger or the Bank Merger, (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Acquiror or Merger Sub or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Acquiror or Merger Sub under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Acquiror or Merger Sub is a party, or to which any of their respective properties or assets may be bound or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on the Acquiror; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b), (ii) any such approval, consent or waiver that already has been obtained, and (iii) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on the Acquiror or enable any person to enjoin the Merger, the Second Company Merger, the Subsidiary Holding Company Merger or the Bank Merger.

              (e) Access to Funds. The Acquiror has, or on the Closing Date will have, all funds necessary to consummate the Merger and pay the aggregate Merger Consideration.

              (f) Knowledge as to Conditions. As of the date hereto, the Acquiror knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

              (g) Fees. Neither the Acquiror nor any of its subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Acquiror or any subsidiary of the Acquiror, in connection with the Plan or the transactions contemplated hereby.


                             ARTICLE IV.  COVENANTS

              SECTION 4.1. Acquisition Proposals. The Company agrees that neither it nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall make all reasonable efforts to enforce any confidentiality agreements to which it or any of its subsidiaries is a party. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1. The Company will notify the Acquiror immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company.

              SECTION 4.2. Certain Policies of the Company. At the written request of the Acquiror, the Company shall modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) immediately prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of the Acquiror and generally accepted accounting principles. The Company's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2.

              SECTION 4.3. Employees. (a) Each person employed by the Company or any of its subsidiaries prior to the Effective Time who remains an employee of the Surviving Corporation or its subsidiaries following the Effective Time (each a "Continued Employee"), shall be entitled, as an employee of a subsidiary of the Acquiror, to participate in whatever employee benefit plans or fringe benefit programs that may be in effect generally for employees of Acquiror's subsidiaries from time to time (including Acquiror's 401(k) savings plan, in which the Continued Employees shall be able to participate as of the first day of the first month following the Effective Time) (all such plans collectively, the "Acquiror's Plans"), if such Continued Employee shall be eligible (or, with respect to discretionary Acquiror's Plans, selected) for participation therein and otherwise shall not be participating in a similar plan which continues to be maintained by the Surviving Corporation and its subsidiaries. Continued Employees will be eligible to participate on the same basis as similarly situated employees of Acquiror or Acquiror's subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time.

              (b) The Acquiror or Acquiror's subsidiaries shall, solely for purposes of vesting and eligibility to participate in Acquiror's Plans, recognize credit for each Continued Employee's term of service with the Company and the Company's subsidiaries. Notwithstanding the preceding sentence, no Continued Employee shall participate in any defined benefit pension plan maintained by the Acquiror or its subsidiaries until such Continued Employee has completed one year of service with Acquiror and its subsidiaries. The Acquiror will waive all pre-existing condition limitations for Continued Employees with respect to its health and dental plans.

              (c) Acquiror shall use its reasonable best efforts to determine the likely role of the individual employees of the Company and its subsidiaries by November 15, 1996 and to communicate its determination to the Company by such date. Thereafter, the Acquiror and the Company shall mutually agree on a method for communicating such determinations to individual employees and shall do so as promptly as practicable.

              SECTION 4.4. Access and Information. Upon reasonable notice, the Company shall (and shall cause its subsidiaries to) afford to the Acquiror and its representatives (including, without limitation, directors, officers and employees of the Acquiror and its affiliates, and counsel, accountants and other advisors retained by the Acquiror and its affiliates) such access (including, without limitation, for the purpose of conducting supplemental due diligence reviews) during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, loan and credit files, tax returns and work papers of independent auditors), properties, personnel and to such other information as the Acquiror may reasonably request; provided, however, that no investigation pursuant to this
Section 4.4 shall affect or be deemed to modify any representation or warranty made herein. The Acquiror will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.4 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, the Acquiror will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.4 unless such information (i) was already known to the Acquiror or an affiliate of the Acquiror prior to the date of the confidentiality agreement between the Company and the Acquiror in effect prior to the date hereof, (ii) becomes available to the Acquiror or an affiliate of the Acquiror from other sources not known by such party to be bound by a confidentiality agreement,
(iii) is disclosed with the prior written approval of the Company or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same.

              SECTION 4.5. Ancillary Transactions. At the request of the Acquiror, the Company shall take, and shall cause each of its subsidiaries to take, all actions reasonably necessary (including, without limitation, the entering into of merger agreements and the filing of any necessary regulatory applications) to facilitate the occurrence subsequent to the Effective Time of
(i) the merger of the Surviving Corporation and The New Galveston Company, a Delaware corporation (the "Acquiror Subsidiary Holding Company"), (ii) the merger of the Company Subsidiary Holding Company and the Acquiror Subsidiary Holding Company, and (iii) the merger of the Company Bank and Frost National Bank, a national banking association (the "Acquiror Bank"). The receipt of any regulatory approvals required to consummate such transactions shall not be a condition to the Acquiror's and Merger Sub's obligation to consummate the Merger.

              SECTION 4.6. Certain Filings, Consents and Arrangements. The Acquiror, Merger Sub and the Company shall (a) as soon as practicable make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby and shall use their reasonable best efforts to cause the applications for the approvals described in clauses (i) and (ii) of Section 5.1(b) to be initially filed on or before October 31, 1996, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed.

              SECTION 4.7. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time through the sixth anniversary of the Effective Date, the Acquiror agrees to indemnify and hold harmless each present and former director and officer of the Company or any subsidiary of the Company determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys'
fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Plan or any of the transactions contemplated hereby), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under Texas law and the Company's articles of incorporation or by-laws in effect on the date hereof, and the Acquiror shall also advance expenses as incurred to the extent permitted under Texas law and the Company's articles of incorporation and by-laws.

              (b)  Any Indemnified Party wishing to claim indemnification under
Section 4.7(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify the Acquiror thereof, but the failure to so notify shall not relieve the Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Acquiror shall have the right to assume the defense thereof and the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Acquiror shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

              (c) For a period of three years after the Effective Time, the Acquiror shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Acquiror may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall the Acquiror be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.7(c), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Acquiror shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, the Acquiror may request the Company to, and the Company shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to the Acquiror, extending for a period of three years the Company's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy the Acquiror's obligations under this Subsection (c).

              (d) If Acquiror or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Acquiror shall assume the obligations set forth in this Section 4.7.

              (e) The provisions of this Section 4.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

              SECTION 4.8. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan as soon as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

              SECTION 4.9. Publicity. The initial press release announcing this Plan shall be a joint press release and thereafter the Company and the Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

              SECTION 4.10. Proxy Statement. As soon as practicable after the date hereof, the Company shall prepare a proxy statement to take shareholder action on the Merger and this Plan (the "Proxy Statement"), file the Proxy Statement with the SEC, respond to comments of the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of Company Common Stock. The Company represents and covenants that the Proxy Statement and any amendment or supplement thereto, at the date of mailing to shareholders of the Company and the date of the meeting of the Company's shareholders to be held in connection with the Merger, will be in compliance in all material respects with all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement. The Company shall employ Morrow & Company to assist it in contacting shareholders in connection with the vote on the Merger. The Acquiror covenants that all information supplied by it in writing to the Company expressly for use in the Proxy Statement will be accurate and complete in all material respects.

              SECTION 4.11. Shareholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and by-laws, to convene a meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of approving this Plan. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, the board of directors of the Company shall recommend at the Company Meeting that this Plan be approved by the shareholders of the Company.

              SECTION 4.12. Notification of Certain Matters. Each party shall give prompt notice to the others of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Plan and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole to which the Company or any subsidiary is a party or is subject; and (b) any material adverse change in the condition (financial or other), properties, assets, business, results of operations or prospects of it and its subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each of the Company, the Acquiror and Merger Sub shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Plan.

              SECTION 4.13. No Acquisitions of Company Common Stock. Prior to the earlier of (i) immediately prior to the Effective Time and (ii) the termination of this Plan in accordance with Article VI, the Acquiror shall not and shall cause its affiliates not to, directly or indirectly acquire any shares of Company Common Stock, other than shares acquired in a fiduciary or agency capacity or in satisfaction of a debt or debts previously contracted.

                     ARTICLE V.  CONDITIONS TO CONSUMMATION

              SECTION 5.1. Conditions to All Parties' Obligations. The respective obligations of the Acquiror, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

              (a) The Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company.

              (b) The Acquiror and the Company shall have procured the approvals, consents or waivers with respect to the Plan and the transactions contemplated hereby (i) by the Texas Banking Commissioner pursuant to Texas law, and (ii) by the Federal Reserve Board, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that, in the opinion of counsel for the Acquiror, are necessary or appropriate for the consummation of the transactions contemplated by the Plan; provided, however, that no approval, consent or waiver referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement (other than conditions or requirements that have been imposed on the Acquiror in connection with previous acquisitions announced since 1990) that, individually or in the aggregate, (i) would result in a Material Adverse Effect on the Acquiror or the Acquiror Bank or (ii) would reduce the economic and business benefits of the transactions contemplated by the Plan to the Acquiror or the Acquiror Bank in so significant and adverse a manner that the Acquiror, in its judgment, would not have entered into this Plan had such condition or requirement been known at the date hereof.

              (c) All other requirements prescribed by law which are necessary to the consummation of the Merger and any transactions necessary to consummate the Merger shall have been satisfied.

              (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any transaction necessary to consummate the Merger, and no litigation or proceeding shall be pending against the Acquiror or the Company or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the Merger or any transaction necessary to consummate the Merger.

              (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Plan.

              SECTION 5.2. Conditions to the Obligations of the Acquiror and Merger Sub. The obligations of the Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

              (a) The Acquiror shall have received from the Company's independent certified public accountants a "cold comfort" letter or "specified procedures" letter, dated (i) the date of the mailing of the Proxy Statement to the Company's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding the Company in the form customarily issued by "Big Six" independent auditors in transactions of this type.

              (b) Each of the representations and warranties of the Company contained in this Plan shall have been true and correct on the date hereof and shall be true and correct at the Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date or period), provided, however, that for purposes of this Section 5.2(b) a representation or warranty shall only fail to be true and correct at the Effective Time if the failure of any such representation or warranty to be true and correct has or constitutes, or is likely to have or constitute or relates to, either individually or in the aggregate with other representations or warranties, a Material Adverse Effect on the Company or the Company Bank; the Company shall have performed, or shall have caused to be performed, in all material respects, each of its covenants and agreements contained in this Plan required to be performed at or prior to the Effective Time; and the Acquiror shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to the foregoing effect.

              (c) The Acquiror shall have received an opinion, dated the Effective Date, from Jones, Day, Reavis & Pogue, counsel to the Company, covering the matters set forth in Annex 3, in form and substance satisfactory to the Acquiror.

              (d) The Acquiror shall have received the written resignation of each director (in his/her capacity as director) of the Company, effective as of the Effective Time.

              (e) Simultaneously with the Effective Time, all Rights, including any rights under the Rights Agreement, shall be terminated and shall thereafter be of no force and effect.

              (f) No person shall have become an "Acquiring Person" and no "Distribution Date" (as such terms are defined in the Rights Agreement) shall have occurred, and the rights issued under the Rights Agreement shall not have become separable, distributable, redeemable or exercisable.

              SECTION 5.3. Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

              Each of the representations, warranties and covenants of the Acquiror and Merger Sub contained in this Plan shall have been true on the date hereof and shall be true in all material respects on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date or period), provided, however, that for purposes of this
       Section 5.3 a representation or warranty shall only fail to be true and correct at the Effective Time if the failure of any such representation or warranty to be true and correct has or constitutes or relates to, or is likely to have or constitute or relate to, either individually or in the aggregate with other representations or warranties, a Material Adverse Effect on the Acquiror; the Acquiror and Merger Sub shall have performed, or shall have caused to be performed, in all material respects, each of its covenants and agreements contained in this Plan required to be performed at or prior to the Effective Time; and the Company shall have received certificates signed by the Chief

       Executive Officer and the Chief Financial Officer of the Acquiror, dated the Effective Date, to the foregoing effect.


                            ARTICLE VI.  TERMINATION

              SECTION 6.1. Termination. This Plan may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of the Company and the Acquiror:

              (a) by the mutual consent of the Acquiror and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

              (b) by the Acquiror or the Company, by written notice to the other parties, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the shareholders of the Company to approve the Plan at its meeting called to consider such approval, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach by the other party;

              (c) by the Acquiror or the Company, by written notice to the other parties, if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the Merger or any transaction necessary to consummate the Merger shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the Merger or any transaction necessary to consummate the Merger;

              (d) by the Acquiror or the Company, by written notice to the other parties, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by April 15, 1997, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Plan by the party seeking to terminate;

              (e) by the Acquiror, by written notice to the Company on or prior to October 15, 1996, if the

       Acquiror shall not be satisfied in its sole and absolute discretion with the results and findings of a due diligence investigation of the Company and its subsidiaries conducted by Acquiror by October 15, 1996. In connection therewith, (i) the Company shall provide Acquiror with such access to the Company and its subsidiaries as Acquiror shall in its sole discretion deem appropriate to complete such due diligence prior to October 15, 1996, and (ii) the Company acknowledges and agrees that no prior representation or warranty, covenant or agreement or any condition or investigation by the Acquiror of the Company and its subsidiaries or other consideration shall affect the Acquiror's right to exercise its discretion pursuant to the foregoing, which shall be absolute and unconditional;

              (f) by the Acquiror, by written notice to the Company, if the Company takes, causes to be taken or allows to be taken any action that, without giving effect to the exception contained in Section 4.1 regarding the exercise by the Company's board of directors of its fiduciary duties, would otherwise be prohibited under Section 4.1; or

              (g) by the Company, by written notice to the Acquiror prior to the approval by the shareholders of the Company of this Plan, if the Company receives a proposal to engage in an Acquisition Transaction on terms and conditions which the board of directors determines, after receiving the written advice of its outside counsel, (i) that to proceed with the Merger will violate the fiduciary duties of the board of directors to the Company's shareholders and (ii) to accept such proposal; provided, however, that the Company shall not be entitled to terminate this Plan pursuant to this clause (g) unless it shall have (A) provided the Acquiror with written notice of such a possible determination (which written notice will inform the Acquiror of the material terms and conditions of the proposal, including the identity of the proponent) two business days prior to such determination and (B) made the payment of the Alternative Fee to the Acquiror as required by
       Section 6.2(a)(ii).

              SECTION 6.2. Fee. (a)(i) The Company hereby agrees to pay the Acquiror, and the Acquiror shall be entitled to payment of, a fee (the "Fee") of one million dollars ($1,000,000) upon the occurrence of a Purchase Event (as defined herein) so long as the Purchase Event occurs prior to a Fee Termination Event (as defined herein). Such payment shall be made to the Acquiror in immediately available funds within five business days after the occurrence of a Purchase Event. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Time,
(ii) 18 months following the first occurrence of a Preliminary Purchase Event (as defined herein), (iii) termination of this Plan in accordance with the terms hereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of this Plan by the Acquiror pursuant to Section 6.1(b)(ii) as a result of a willful breach of any representation, warranty, covenant or agreement of the Company or the termination of this Plan by the Acquiror pursuant to Section 6.1(f)) or (iv) 18 months after the termination of this Plan by the Acquiror pursuant to Section 6.1(b)(ii) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of the Company or the termination of this Plan by the Acquiror pursuant to Section 6.1(f). Upon payment of the Fee in accordance with the terms of this Plan, the Company shall have no further or other obligation to the Acquiror under this Section 6.2 to pay the Alternative Fee referred to in clause (a)(ii), unless this Plan shall have theretofore been terminated by the Company pursuant to Section 6.1(g), in which event the Alternative Fee shall be payable instead of the Fee.

              (ii) The Company hereby agrees to pay the Acquiror, and the Acquiror shall be entitled to receive payment of, an alternative fee (the "Alternative Fee") of one million one hundred fifty thousand dollars ($1,150,000) upon the termination of this Plan by the Company pursuant to
Section 6.1(g). Such payment shall be made to the Acquiror in immediately available funds simultaneously with such termination, and the payment of the Alternative Fee shall be a condition to the effectiveness of any termination pursuant to Section 6.1(g). Upon payment of the Alternative Fee, the Company shall have no further or other obligation to the Acquiror under this Section
6.2 to pay the Fee referred to in clause (a)(i).

              (b) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

              (i) The Company or any subsidiary of the Company, without having received the Acquiror's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in

       Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act, and the rules and regulations thereunder) other than the Acquiror or any affiliate of the Acquiror (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities Act) or the Board of Directors of the Company shall have recommended that the shareholders of the Company approve or accept any Acquisition Transaction with any person other than the Acquiror or any affiliate of the Acquiror. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving the Company or any subsidiary of the Company, (y) a purchase, lease or other acquisition of all or substantially all of the assets of the Company or any subsidiary of the Company or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of the Company or any subsidiary of the Company;

             (ii) Any person (other than the Acquiror or any affiliate of the Acquiror and National Bancshares Corp. of Texas ("National Bancshares"), but only so long as National Bancshares holds not more than the number of Company Common Shares owned by National Bancshares on the date of this Plan) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Company Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act, and the rules and regulations thereunder);

            (iii) Any person other than the Acquiror or any affiliate of the Acquiror shall have made a bona fide proposal to the Company or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than the Acquiror or any affiliate of the Acquiror shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act) a tender offer or shall have filed a registration statement under the Securities Act with respect to an exchange offer, to purchase any shares of the Company Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of the Company Common Stock);

             (iv) After a bona fide proposal is made by any person other than the Acquiror or any affiliate of the Acquiror to the Company or its shareholders to engage in an Acquisition Transaction, the Company shall have breached any covenant or obligation contained in this Plan and such breach would entitle the Acquiror to terminate this Plan or the holders of the Company Common Stock shall not have approved this Plan at the meeting of such shareholders held for the purpose of voting on this Plan, such meeting shall not have been held or shall have been canceled prior to termination of the Plan or the Company's Board of Directors shall have withdrawn or modified in a manner adverse to the Acquiror the recommendation of the Company's Board of Directors with respect to this Plan; or

              (v) Any person other than the Acquiror or any affiliate of the Acquiror, other than in connection with a transaction to which the Acquiror has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other governmental authority or regulatory or administrative agency or commission for approval to engage in an Acquisition Transaction.

              (c) The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

              (i) The acquisition by any person other than the Acquiror or any affiliate of the Acquiror of beneficial ownership of 25% or more of the then outstanding Common Stock; or

             (ii)  The occurrence of a Preliminary Purchase Event described in
       Section 6.2(b)(i) except that the percentage referred to in clause (z) shall be 25%.

              (d) The Company shall notify the Acquiror promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event.

              SECTION 6.3. Effect of Termination. In the event of the termination of this Plan by either the Acquiror or the Company, as provided above, this Plan shall thereafter become void and, subject to the provisions of
Section 8.2, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Plan.


                ARTICLE VII.  EFFECTIVE DATE AND EFFECTIVE TIME

              SECTION 7.1. Effective Date and Effective Time. On such date as the Acquiror selects, which shall be within 30 days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities occurs and the receipt of all approvals of governmental authorities and all conditions to the consummation of the Merger are satisfied or waived, or on such earlier or later date as may be agreed in writing by the parties, articles of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such articles of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such articles of merger.


                          ARTICLE VIII.  OTHER MATTERS

              SECTION 8.1. Certain Definitions; Interpretation. As used in this Plan, the following terms shall have the meanings indicated:

              "material" means material to the Acquiror or the Company (as the case may be) and its respective subsidiaries, taken as a whole.

              "Material Adverse Effect", with respect to a person, means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the condition (financial or other), properties, assets, business, results of operations or prospects of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Plan.

              "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

              "subsidiary", with respect to a person, means any other person controlled by such person.

When a reference is made in this Plan to Sections or Annexes, such reference shall be to a Section of, or Annex to, this Plan unless otherwise indicated. The table of contents, tie sheet and headings contained in this Plan are for ease of reference only and shall not affect the meaning or interpretation of this Plan. Whenever the words "include", "includes", or "including" are used in this Plan, they shall be deemed followed by the words "without limitation". Any singular term in this Plan shall be deemed to include the plural, and any plural term the singular.

              SECTION 8.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Plan and shall not survive the Effective Time. If the Plan shall be terminated, the agreements of the parties in Section 6.2, Section 8.6, Section
8.7 and the last three sentences of Section 4.4 shall survive such termination.

              SECTION 8.3. Waiver. Prior to the Effective Time, any provision of this Plan may be: (i) waived by the party benefitted by the provision; or
(ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors.

              SECTION 8.4. Counterparts. This Plan may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

              SECTION 8.5. Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Texas.

              SECTION 8.6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS PLAN OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              SECTION 8.7. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby.

              SECTION 8.8. Notices. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.


              If to the Company, to:

                     Corpus Christi Bancshares, Inc.
                     2402 Leopard Street
                     Corpus Christi, Texas 78408

                     Telecopier:  (512) 887-3017

                     Attention:   R. Jay Phillips


                     With copies to:

                     Jones, Day, Reavis & Pogue
                     2300 Trammell Crow Center
                     2001 Ross Avenue
                     Dallas, Texas  75201

                     Telecopier:  (214) 969-5100

                     Attention:   Stephen L. Fluckiger, Esq.


              If to the Acquiror or Merger Sub, to:

                     Cullen/Frost Bankers, Inc.
                     P.O. Box 1600
                     100 West Houston Street
                     San Antonio, Texas 78296

                     Telecopier:  (210) 220-4605

                     Attention:   Jerry Salinas, Esq.


                     With copies to:

                     Sullivan & Cromwell
                     125 Broad Street
                     New York, New York  10004
                     Telecopier:  (212) 558-3588

                     Attention:  Mark J. Menting, Esq.


              SECTION 8.9. Entire Agreement; Etc. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Section 4.7, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

              SECTION 8.10. Assignment. This Plan may not be assigned by any party hereto without the written consent of the other parties.

              IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.


                                   CULLEN/FROST BANKERS, INC.



                                   By:
                                      ------------------------------
                                      Name:  Phillip D. Green
                                      Title: Executive Vice President


                                   R.E. HOLDING CORPORATION



                                   By:
                                      ------------------------------
                                      Name:  Phillip D. Green
                                      Title: Executive Vice President


                                   CORPUS CHRISTI BANCSHARES, INC.



                                   By:
                                      ------------------------------
                                      Name:  R. Jay Phillips
                                      Title: President and
                                             Chief Executive officer


Attest:


------------------------------
Name:  Jace C. Hoffman
Title: Secretary

                                                                         Annex 2
                      FIRST AMENDMENT TO RIGHTS AGREEMENT


              FIRST AMENDMENT, dated as of September 30, 1996 (this "First Amendment"), to the Rights Agreement (the "Rights Agreement"), dated as of October 18, 1995, between Corpus Christi Bancshares, Inc., a Texas corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

              The Company desires to amend the Rights Agreement in accordance with Section 27 thereof as set forth herein and hereby directs the Rights Agent to join in such amendment.

              NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

              1.     Amendment of Section 1

              The Rights Agreement is hereby amended to delete in its entirety the definition of "Acquiring Person" contained in subsection (a) of Section 1 thereof and to substitute the following definition of "Acquiring Person" therefor:

              "'Acquiring Person' shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit or stock ownership plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan, or (ii) any person who would otherwise become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until (A) such time as such Person or any Affiliate or Associate of such Person shall thereafter become the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (B) any other Person who is the Beneficial Owner of any Common Shares shall thereafter become an Affiliate or Associate of such Person, or (iii) Cullen/Frost Bankers, Inc., R.E. Holding Corporation, or any of their respective Affiliates or Associates, for so long as the Merger Agreement shall be in effect and not terminated. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed an "Acquiring Person" for any purposes of this Agreement."

              2.     Additions to Section 1

              Section 1 of the Rights Agreement is hereby further amended to add the following definition:

              "(l)   'Merger Agreement' shall mean the Agreement and Plan of
       Merger, dated as of September 30, 1996, among Cullen/Frost Bankers, Inc., R.E. Holding Corporation, and the Company."

              Section 1 of the Rights Agreement is hereby further amended by adding the following parenthetical phrase after the words "exchange offer" in clause (ii) of Section 1(g): "(except that the transactions contemplated by the Merger Agreement shall not be considered a tender or exchange offer for purposes of this Rights Agreement)."

              3.     Revision of subsections of Section 1

              Subparagraphs (l), (m), (n), (o), (p), (q), (r) and (s) of
Section 1 of the Rights Agreement are hereby relettered to become subparagraphs
(m), (n), (o), (p), (q), (r), (s) and (t) thereof, respectively.

              4.     Amendment to Section 3(c)

              The legend in Section 3(c) of the Rights Agreement is hereby amended by adding the following clause immediately following the words "dated as of October 18, 1995":

              ", as amended."

              5. Governing Law. This First Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

              6. Miscellaneous. Except as expressly set forth herein, this First Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

              7. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

              IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.


Attest:                               CORPUS CHRISTI BANCSHARES, INC.



By:                                   By:
    ---------------------                 ---------------------------





Attest:                               CHASEMELLON SHAREHOLDER
                                      SERVICES, L.L.C.,
                                      as Rights Agent



By:                                   By:
    ---------------------                 ---------------------------

                                                                         Annex 3
                [FORM OF OPINION OF JONES, DAY, REAVIS & POGUE]


              (1) The Company is a corporation duly organized, validly existing and in good standing under laws of the State of Texas.

              (2) The Company Subsidiary Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              (3) The Company Bank is a state chartered bank duly organized, validly existing and in good standing under the laws of the State of Texas.

              (4) The issued and outstanding shares of capital stock of the Company Subsidiary Holding Company consist of ___ shares of common stock, par value $___ per share (the "Company Subsidiary Holding Company Shares"). The issued and outstanding shares of capital stock of the Company Bank consist of ___ shares of common stock, par value $___ per share (the "Company Bank Shares"). All of the outstanding Company Subsidiary Holding Company Shares and Company Bank Shares have been duly authorized and validly issued and are fully paid and nonassessable. All of the authorized Company Subsidiary Holding Company Shares are owned by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances, and have not been issued in violation of any preemptive rights. All of the authorized Company Bank Shares are owned by the Company Subsidiary Holding Company free and clear of all liens, pledges, security interests, claims or other encumbrances, and have not been issued in violation of any preemptive rights.

              (5) The Plan has been duly authorized, executed and delivered by the Company and duly approved by its shareholders, and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, receivership, conservatorship, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and to general equity principles, regardless of whether considered in a proceeding in equity or at law.

              (6) All regulatory consents, authorizations, approvals and filings required to be obtained or made by the Company, the Company Subsidiary Holding Company or the Company Bank under the Federal laws of the United States or the laws of the State of Texas for the execution and delivery by the Company of the Plan, and the consummation by the Company of the transactions contemplated therein, have been obtained or made.

              (7) The Merger and the execution and delivery by the Company of the Plan did not, and the consummation by the Company of the transactions contemplated therein do not, violate the articles of incorporation or by-laws of any of the Company, the Company Subsidiary Holding Company or the Company Bank, or breach or violate any governmental permit or license known to us, or violate any order, writ, injunction or decree of any court or regulatory body of the United States or the State of Texas known to us, by which the Company, the Company Subsidiary Holding Company or the Company Bank are bound or to which the Company, the Company Subsidiary Holding Company or the Company Bank are subject, or violate any Federal law or regulation of the United States or law or regulation of the State of Texas applicable to the Company, the Company Subsidiary Holding Company or the Company Bank.

              (8) The board of directors of the Company has taken all necessary action to irrevocably redeem all of the rights issued and outstanding under the Rights Agreement for $0.01 per right, such redemption to be effective immediately prior to the Effective Time.

              (9) As of the date of the Proxy Statement and the date of the Company Meeting, the Proxy Statement (except for operating statistics, financial statements, financial schedules and other financial data included therein, as to which we express no opinion) complied as to form in all material respects with the Exchange Act and the rules and regulations thereunder.

              (10) We have participated in the preparation of the Proxy Statement and from time to time have had discussions with officers, directors, and employees of the Company, and the independent accountants who examined certain of the financial statements of the Company and its subsidiaries included in the Proxy Statement, concerning the information contained in the Proxy Statement. Based upon the participation and discussions described above, as of the date of the Proxy Statement and the date of the Company Meeting, no facts have come to our attention that cause us to believe that the Proxy Statement (except for the operating statistics, financial statements, financial schedules and other financial data included therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. However, we have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness, or fairness of the information contained in the Proxy Statement except as it relates to documents or statutes or laws described therein.





                                      -3-